Exhibit 10.2

AMENDMENT NO. 8 TO FINANCING AGREEMENT

This AMENDMENT NO. 8 TO FINANCING AGREEMENT (this “Amendment”) is entered into as of July 27, 2009 (the “Amendment Date”) but effective as to the provisions so specified below as of June 30, 2009, by and among METALICO, INC., a Delaware corporation (“Borrower”), each Subsidiary of Borrower listed as a “Guarantor” on the signature pages hereto (each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders signatory hereto (each a “Lender” and collectively, the “Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the “Collateral Agent”), and Ableco, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Guarantors, the Agents and the Lenders are parties to that certain Financing Agreement, dated as of July 3, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”; capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Financing Agreement as amended hereby);

WHEREAS, the Borrower has requested that the Agents and Required Lenders make certain amendments to the Financing Agreement;

WHEREAS, the Borrower recently made a principal pre-payment in the amount of $2,700,000 (the “First Tax Refund Prepayment”) pursuant to Section 2.05(c)(vii) of the Financing Agreement, which pre-payment constitutes the proceeds of Collateral consisting of a payment received in respect of Borrower’s 2008 Federal tax refund and in respect of any net operating loss carrybacks received by any of the Loan Parties ; and

WHEREAS, upon the terms and conditions set forth herein, the Agents and Required Lenders are willing to accommodate the Borrower’s request.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Amendments to Financing Agreement.

(a) Amendment to Section 1.01. Section 1.01 of the Financing Agreement is hereby amended by adding the following definitions in the appropriate alphabetical positions:

“Eighth Amendment” means that certain Amendment No. 8 to Financing Agreement and Consent, dated as of July 27, 2009, by and among the Borrower, the Guarantors, the Lenders, and the Agents.”

“Eighth Amendment Effective Date” has the meaning set forth in Section 2 of the Eighth Amendment.”

(b) Amendment to Section 2.04(i). Section 2.04(i) of the Financing Agreement is hereby amended and restated in its entirety as follows:

“(i) In the event that the Borrower does not make the Equity Proceeds Payment provided for in Section 3 of the Eighth Amendment on or before August 31, 2009, then the interest rate set forth in each of Sections 2.04(a), 2,04(b) and 2.04(c) shall be immediately and automatically increased by 2.0 percentage points (2.0%) as a result of such failure. For avoidance of doubt, the interest rate increase provided for in this Section 2.04(i) is in addition to, and total interest due will be computed on a cumulative basis with, accrual of interest at the Post Default Rate as provided in Section 2.04(d).”

(c) Amendment to Section 2.05(c)(ix). Section 2.05(c)(ix) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(ix) On the Eighth Amendment Effective Date, the Borrower will prepay the Term Loans in the aggregate amount of five million dollars ($5,000,000), which prepayment shall be applied to the outstanding principal amounts of the Term Loans on a pro rata basis.”

(d) Correction of Amendment to Section 7.02(m). The parties hereto hereby acknowledge and agree that the amendment set forth in Section 1(k) of Amendment No. 6 to Financing Agreement among the parties dated February 27, 2009 (the “Sixth Amendment”) was inadvertently designated as an amendment to Section 7.02(n) of the Financing Agreement in the Sixth Amendment and is hereby designated as an amendment to Section 7.02(m) of the Financing Agreement. For avoidance of doubt, the following text is the text that is being retroactively deleted from the end of Section 7.02(n) and retroactively added to the end of Section 7.02(m), effective as of the Sixth Amendment Effective Date:

“Notwithstanding anything to the contrary set forth in this Section 7.02(m) and to the extent permitted under the Convertible Notes Subordination Agreement, the Borrower may at any time and from time to time propose to the holders of the Convertible Subordinated Indebtedness to exchange on customary terms and conditions reasonably satisfactory to Administrative Agent, and to consummate the exchange of, all or any portion of the outstanding Convertible Notes for Capital Stock of the Borrower that is not Preferred Stock (i.e. that is Borrower’s common stock) (such exchange a “Permitted Equity for Debt Exchange”). For avoidance of doubt, (i) any Permitted Equity for Debt Exchange shall be a straight exchange of Subordinated Notes for common stock of the Borrower, (ii) such Permitted Equity for Debt Exchange shall not include any component of cash, new debt issuance, or other non-common stock compensation, premium, consent fee, amendment fee or other delivery of any kind or description directly or indirectly to or for the benefit of the holders of Subordinated Notes that tender Subordinated Notes into the exchange offer, and (ii) no Capital Stock of the Borrower may be issued for cash for the purpose of exchanging such cash for Subordinated Notes. Borrower may incur and directly pay customary and reasonable fees, including attorneys’ fees, accounting fees, investment banking fees, dealer-manager fees or financial advisor fees, in each case provided that the payment of such fees shall not result in the occurrence of a Default or Event of Default under this Agreement.”

(e) Amendment to Section 7.02. Section 7.02 of the Financing Agreement is hereby amended effective for all purposes as of June 30, 2009, by adding a new Section 7.02(t) at the end thereof as follows:

“(t) Minimum Reserve Under Foothill Loan Agreement. Permit Foothill to reduce the reserve (the “Tenth Amendment Reserve”) against availability under the Foothill Loan Agreement that is established under the Tenth Amendment to Amended and Restated Loan and Security Agreement, entered into by Borrower and Foothill concurrently with the execution and delivery of the Eighth Amendment to less than $20,000,000, provided, however, that if (i) no Default or Event of Default has occurred and is continuing, and (ii) the $10 million payment required under Section 3 of the Eighth Amendment has been received by Administrative Agent, then the Tenth Amendment Reserve may be reduced by up to $10 million without further consent from the Administrative Agent. In no event shall the Tenth Amendment Reserve be reduced below $10 million without the prior written consent of the Administrative Agent.”

(f) Amendment to Section 7.03(a). Section 7.03(a) of the Financing Agreement is hereby amended effective for all purposes as of June 30, 2009, by deleting the same in its entirety and inserting the following text in place thereof:

“(a) Leverage Ratio. (i) With respect to the fiscal quarters ending June 30, 2009, September 30, 2009 and December 31, 2009, permit the ratio of (x) Consolidated Funded Indebtedness of Borrower and its Subsidiaries as of the last day of each fiscal quarter set forth below to (y) for any fiscal quarter end set forth on the table below, the actual aggregate amount of Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal period commencing on January 1, 2009 and ending on the last day of such fiscal quarter, to be greater than the applicable ratio set forth below:

“Fiscal Quarter End	Leverage Ratio
June 30, 2009	8.84:1.00
September 30, 2009	4.43:1.00
December 31, 2009	3.51:1.00”

(ii) For each fiscal quarter ending on and after March 31, 2010, Administrative Agent shall establish required maximum leverage ratios for each test period ending on the last day of each fiscal quarter ending on and after March 31, 2010, to be computed (A) as the ratio of Consolidated Funded Indebtedness of Borrower and its Subsidiaries as of the last day of each applicable fiscal quarter to TTM EBITDA of the Borrower and its Subsidiaries for the period ended as of the last day of such fiscal quarter, (B) with reference to the projections to be delivered during December, 2009 pursuant to Section 7.01(a)(vii) and (C) otherwise in such manner as Administrative Agent may determine in its sole and absolute discretion, provided, that if Administrative Agent and Borrower cannot agree on such revised maximum ratios on or before January 31, 2010, then for purposes of Section 7.03(a), the leverage ratios set forth opposite each fiscal quarter ending on and after March 31, 2010 shall be deemed for all purposes to be 2.50:1.00.”

(g) Amendment to Section 7.03(c). Section 7.03(c) of the Financing Agreement is hereby amended effective for all purposes as of June 30, 2009, by deleting the indicated coverage ratios pertaining to the fiscal quarters ending on June 30, 2009, September 30, 2009 and December 31, 2009 and inserting in place thereof the following ratios:

Applicable Period	Fixed Charge Coverage Ratio
The 6 month period beginning January 1 ending June 30, 2009	0.54:1.00
The 9 month period beginning January 1, 2009 ending September 30, 2009	0.31:1.00
The 12 month period beginning January 1, 2009 ending December 31, 2009	0.27:1.00”

(h) Amendment to Section 7.03(c). Section 7.03(c) of the Financing Agreement is hereby further amended effective for all purposes as of June 30, 2009, by deleting the last paragraph thereof and inserting in place thereof the following:

“Administrative Agent shall establish required minimum Fixed Charge Coverage Ratios for each fiscal period ending on the last day of each fiscal quarter ending on and after March 31, 2010 to be computed (A) on the basis of a trailing twelve month fiscal period ending on the last day of each fiscal quarter ending on and after March 31, 2010, (B) with reference to the projections to be delivered during December, 2009 pursuant to Section 7.01(a)(vii) and (C) otherwise in such manner as Administrative Agent may determine in its sole and absolute discretion, provided, that if Administrative Agent and Borrower cannot agree on such revised minimum ratios on or before January 31, 2010, then for purposes of Section 7.03(c), the Fixed Charge Coverage Ratios set forth opposite each fiscal quarter ending on and after March 31, 2010 shall be deemed to be 1.00:1.00.”

(i) Amendment to Section 7.03(d). Section 7.03(d) of the Financing Agreement is hereby amended effective for all purposes as of June 30, 2009, by deleting the same in its entirety and inserting the following text in place thereof:

“(d) Consolidated EBITDA/TTM EBITDA. (i) With respect to the fiscal quarters ending June 30, 2009, September 30, 2009 and December 31, 2009, permit the actual aggregate amount of Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal period commencing on January 1, 2009 and ending on the last day of such fiscal quarter, to be less than set forth below:

“Fiscal Period Commencing on January 1, 2009 and Ending	Aggregate Year to Date Consolidated EBITDA
June 30, 2009	$7,073,000
September 30, 2009	$9,931,000
December 31, 2009	$11,622,000”

(ii) For each fiscal quarter ending on and after March 31, 2010, Administrative Agent shall establish required minimum TTM EBITDA for the trailing twelve month fiscal period ending on the last day of each fiscal quarter ending on and after March 31, 2010, to be computed (A) on the basis of a trailing twelve month fiscal period ending on the last day of each fiscal quarter ending on and after March 31, 2010, (B) with reference to the projections to be delivered during December, 2009 pursuant to Section 7.01(a)(vii) and (C) otherwise in such manner as Administrative Agent may determine in its sole and absolute discretion, provided, that if Administrative Agent and Borrower cannot agree on such revised minimum TTM EBITDA on or before January 31, 2010, then for purposes of Section 7.03(d), the TTM EBITDA set forth opposite each fiscal quarter ending on and after March 31, 2010 shall be deemed to be $14,860,000.“

(j) Amendment to Section 7.03(f). Section 7.03(f) of the Financing Agreement is hereby amended effective for all purposes as of June 30, 2009, by deleting the indicated Working Assets amount pertaining to each calendar month ending on or after June 30, 2009 and inserting in place thereof the following Working Assets amount:

“Calendar Month End	Working Assets
June 2009	$66,172,000
July 2009	$58,699,000
August 2009	$58,462,000
September 2009	$55,488,000
October 2009	$54,317,000
November 2009	$52,962,000
December 2009	$51,776,000

Administrative Agent shall establish required minimum Working Assets for each period ending on the last Business Day of each calendar month on and after January 31, 2010 based on the projections to be delivered during December, 2009 pursuant to Section 7.01(a)(vii) in such manner as Administrative Agent may determine in its sole and absolute discretion, provided, that if Administrative Agent and Borrower cannot agree on such revised minimum Working Assets on or before January 31, 2010, then for purposes of Section 7.03(f), the minimum Working Assets currently set forth opposite each calendar month ending on and after January 31, 2010 shall be $51,776,000.”

(k) Amendment to Section 7.03. Section 7.03 of the Financing Agreement is hereby amended effective for all purposes as of June 30, 2009, by adding a new Section 7.03(g) at the end thereof as follows:

“(g) Minimum Monthly Consolidated EBITDA. With respect to each fiscal month commencing with the fiscal month ending June 30, 2009, permit the actual amount of Consolidated EBITDA of the Borrower and its Subsidiaries for such fiscal month to be less than $250,000.”

(l) Amendment to Section 9.01(a). Section 9.01(a) of the Financing Agreement is hereby amended by adding the following new proviso at the end thereof: “provided, however, that any failure to make a mandatory pre-payment due under Section 3 of the Eighth Amendment shall not constitute an Event of Default under this Section 9.01(a) but instead shall be treated for all purposes as a covenant default to which Section 9.01(d) shall be applicable, such that, for avoidance of doubt, the fifteen day cure period afforded to Borrower under Section 9.01(d) shall apply.”

2. Covenant Regarding Turnover of 2008 Tax Refunds; Minimum Payment Due.

(a)	The Borrower covenants and agrees that the Borrower shall prepay the Term Loans in one or more payments in an amount equal to, and solely from the proceeds of, the amount of each payment received by any Loan Party in respect of Borrower’s 2008 Federal tax refund and in respect of any net operating loss carry backs received by any of the Loan Parties after the Eighth Amendment Effective Date (“Tax Proceeds”), in the aggregate minimum amount of $2,300,000 (the “Aggregate Tax Proceeds Payment”) on or before December 31, 2009 (the “Tax Proceeds Payment Date”), subject to certain credits as set forth below (and for avoidance of doubt, no default shall occur under this Section 2(a) if the Combined Minimum Payment is received on or before the Tax Proceeds Payment Date). If at the time that such Tax Proceeds are received by Borrower or if the same are not received, the Administrative Agent has previously received from Borrower all or any portion of the $2,300,000 payment from the sale of common Capital Stock to be made pursuant to Section 3(a)(i)(w) of this Agreement, then such prior payment shall be credited against the Aggregate Tax Proceeds Payment and Borrower shall use Tax Proceeds to first pay the remaining difference if any between the amount actually received by Administrative Agent in respect of such partial payment of the amount due under Section 3(a)(i)(w) and $2,300,000. Each such Aggregate Tax Proceeds Payment shall be made by Borrower within one (1) Business Day following the Borrower’s receipt of the corresponding Tax Proceeds with the balance payable on the Tax Proceeds Payment Date and shall be applied to the outstanding principal amounts of the Term Loans on a pro rata basis. For avoidance of doubt, the Aggregate Tax Proceeds Payment is due and payable in addition to the First Tax Refund Prepayment, and no part of the First Tax Refund Prepayment shall be credited against the Aggregate Tax Proceeds Payment. For further avoidance of doubt, the Aggregate Tax Proceeds Payment may only be made with Tax Proceeds actually received by the Loan Parties.

(b)	The Lenders hereby agree that, provided Administrative Agent has actually received a total of at least $12,300,000 in respect of the Equity Proceeds Prepayment and the Aggregate Tax Proceeds Payment (the “Combined Minimum Payment”), then (i) the portion of the remaining Tax Proceeds, if any, that is less than or equal to the difference of $2,300,000 minus the amount of Tax Proceeds, if any, used to complete the Combined Minimum Payment (the “Borrower Tax Proceeds Portion”), together with any remaining Tax Proceeds, shall be retained by the Borrower until the Borrower has received and retained a total of $6,750,000 from both the Equity Proceeds and the Tax Proceeds (the “Borrower Retention”), and (ii) after the Borrower has received the Borrower Retention, then any remaining Tax Proceeds up to a total usage of Tax Proceeds of $2,300,000 shall be divided into even shares and such even shares paid to Borrower and to the Administrative Agent for application to the Terms Loans. If the Tax Proceeds exceed $2,300,000, then the amount in excess of $2,300,000 shall be the subject of a mandatory prepayment under Section 2.05(c)(vii) of the Credit Agreement. Provided that the Combined Minimum Payment is paid in full on or before the Tax Proceeds Payment Date, then all Tax Proceeds actually received by a Loan Party after the date that the Combined Minimum Payment is made in full from any permitted source and March 31, 2010, in an amount not to exceed the Aggregate Tax Proceeds Payment, shall be credited against the Borrower’s obligations under Section 2.05(c)(vii) with respect to Extraordinary Receipts until Borrower has received and retained Tax Proceeds during such period in an amount equal to the Aggregate Tax Proceeds Payment. For avoidance of doubt, subject to payment credit as provided in the immediately preceding sentence, Section 2.05(c)(vii) shall remain in full force and effect.

(c)	The Lenders hereby agree that any Tax Proceeds received by Borrower after March 31, 2010, Tax Proceeds received in any amount, shall constitute Extraordinary Receipts to which Section 2.05(c)(vii) of the Financing Agreement shall apply.

(d)	Borrower hereby agrees that, if Borrower fails to make the Aggregate Tax Proceeds Payment on or before the Tax Proceeds Payment Date and the same has not otherwise been satisfied under Section 3(a)(i)(w), then (i) Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders a fee in an amount equal to one percent (1%) of the entire outstanding principal balance of Term Loans on such date, which fee shall be fully earned, due, payable and non-refundable on the Tax Proceeds Payment Date, and (ii) such failure shall constitute an Event of Default in respect of a missed payment, actionable on such Tax Proceeds Payment Date as an Event of Default under Section 9.01(a) of the Financing Agreement.

3. Covenant Regarding Turnover of Sale of Equity; Minimum Payment Due.

(a)	The Borrower covenants and agrees that Borrower shall ratably prepay the Term Loans in an amount equal to at least $10,000,000, payable only from of the net proceeds of a sale of its common Capital Stock (all such proceeds the “Equity Proceeds”) that is consummated on or before November 30, 2009 (the “Equity Proceeds Prepayment”) as applicable:

(i)	If, at the time of receipt by the Borrower of the proceeds of such sale of common Capital Stock, (A) no Default or Event of Default has occurred and is continuing under the Foothill Loan Agreement and (B) the Aggregate Tax Proceeds Payment has not yet been made to the Administrative Agent, then (v) the first $10,000,000 (but in no event less than $10,000,000) of Net Cash Proceeds from such sale of common Capital Stock shall be delivered to the Administrative Agent for ratable application to the Term Loans; (w) the next $2,300,000 of Net Cash Proceeds from such sale of common Capital Stock shall be delivered to the Administrative Agent for ratable application to the Term Loans; (x) the next $6,750,000 of Net Cash Proceeds from such sale of common Capital Stock shall be retained by the Borrower; (y) the next $950,000 of Net Cash Proceeds from the sale of common Capital Stock shall be divided in even shares between the Borrower and the Administrative Agent, with the share delivered to the Administrative Agent being applied to ratably prepay the Term Loans; and (z) all remaining Net Cash Proceeds from the sale of common Capital Stock shall be credited against the Borrower’s obligations under Section 2.05(c)(vi) of the Financing Agreement with respect to proceeds of sales of Capital Stock; OR

(ii)	If, at the time of receipt by the Borrower of the Net cash Proceeds of such sale of common Capital Stock, (A) no Default or Event of Default has occurred and is continuing under the Foothill Loan Agreement and (B) the Aggregate Tax Proceeds Payment has previously been made to the Administrative Agent, then (w) the first $10,000,000 (but in no event less than $10,000,000) of Net Cash Proceeds from such sale of common Capital Stock shall be delivered to the Administrative Agent for ratable application to the Term Loans; (x) the next $6,750,000 of Net Cash Proceeds from such sale of common Capital Stock shall be retained by the Borrower; (y) the next $3,250,000 of Net Cash Proceeds from the sale of common Capital Stock shall be divided in even shares between the Borrower and the Administrative Agent, with the share delivered to the Administrative Agent being applied to ratably prepay the Term Loans; and (z) all remaining Net Cash Proceeds from the sale of common Capital Stock shall be credited against the Borrower’s obligations under Section 2.05(c)(vi) of the Financing Agreement with respect to proceeds of sales of Capital Stock; OR

(iii)	If, at the time of receipt by the Borrower of the proceeds of such sale of common Capital Stock, a Default or an Event of Default has occurred and is continuing under the Foothill Loan Agreement, then all Net Cash Proceeds of the sale of common Capital Stock shall be delivered to Foothill for application to the Foothill Indebtedness pursuant Section 2.05(c)(vi) of the Financing Agreement and Sections 7.8(a)(y) and 2.4 (b)(i)(A-O) of the Foothill Agreement in the form in which the Foothill Agreement exists on the Eighth Amendment Effective Date, and the Borrower agrees that any surplus of proceeds remaining after satisfaction by Foothill of the requirements of Section 2.4(b)(i)(A-N) of the Foothill Agreement shall be delivered by Foothill directly to Administrative Agent for application to the Obligations under the Financing Agreement pursuant to Section 2.05(c)(vi) in either full or partial satisfaction of the Equity Proceeds Prepayment, as the case may be.

(b)	Upon payment to the Administrative Agent of $10,000,000 as provided in Section 3(a)(i) on or before November 30, 2009, the two percent interest increase imposed pursuant to Section 2.04(i) of the Credit Agreement shall automatically expire effective as of the date such $10,000,000 payment is made. For avoidance of doubt, payment of such $10,000,000 after November 30, 2009 shall not result in the expiration of such two percent increase under Section 2.04(i), and such interest rate increase shall remain in full force and effect.

(c)	The Borrower’s failure to deliver to the Administrative Agent an Equity Proceeds Prepayment in the amount of $10,000,000 under either Section 3(a)(i) or Section 3(a)(ii) (which Equity Proceeds Prepayment shall be made solely from the proceeds of the first offering of common Capital Stock of the Borrower made after the date of this Eighth Amendment) on or before November 30, 2009 shall result in (i) the occurrence of a Default to which Section 9.01(d) of the Financing Agreement (including the 15 day cure period provided for in such section) shall apply (and for avoidance of doubt, to which Section 9.01(a) of the Financing Agreement shall not apply) and (ii) Borrower’s obligation to immediately pay to the Administrative Agent for the ratable benefit of the Lenders a fee in an amount equal to one percent (1%) of the entire outstanding principal balance of Term Loans on such date, which fee shall be fully earned, due, payable and non-refundable on such date.

(d)	For avoidance of doubt, the revenue sharing provisions of Section 3(a) shall apply only to the first offering by Borrower of its common Capital Stock to occur after the Eighth Amendment Effective Date and on or before November 30, 2009. Each subsequent offering by Borrower of its common Capital Stock shall be governed by Section 2.05(c)(vi) of the Financing Agreement.

4.	Conditions Precedent to Amendment. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment and each and every provision hereof (the date upon which all conditions precedent have been satisfied or waived by the Administrative Agent being herein called the “Eighth Amendment Effective Date”):

(a)	The Collateral Agent shall have received this Amendment, duly executed by the parties hereto (which in respect of the Loan Parties shall be signed by the Executive Vice President and the Chief Financial Officer), and the same shall be in full force and effect.

(b)	After giving effect to this Amendment, the representations and warranties herein and in the Financing Agreement and the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

(c)	No Default or Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein.

(d)	No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Loan Party, any Agent, or any Lender.

(e)	The Borrower shall pay concurrently with the closing of the transactions evidenced by this Amendment, all fees, costs, expenses and taxes then payable pursuant to Section 2.06 or 12.04 (including the attorneys fees of the Agents incurred in connection with this Amendment) of the Financing Agreement.

(f)	The Borrower shall, concurrently with the closing of the transactions evidenced by this Amendment, prepay the Term Loans in the amount of five million dollars ($5,000,000), which prepayment shall be applied to the outstanding principal amounts of the Term Loans on a pro rata basis.

(g)	The Collateral Agent shall have received the Tenth Amendment to the Foothill Loan Agreement, in form and substance satisfactory to the Collateral Agent, duly executed by the parties thereto, and the same shall be in full force and effect.

(h)	The Collateral Agent shall have received Amendment Number Five to the Intercreditor Agreement, in form and substance satisfactory to the Collateral Agent, duly executed by the parties thereto, and the same shall be in full force and effect.

(i)	The Collateral Agent shall have received such other agreements, instruments, approvals, opinions and other documents as Agent may reasonably request.

(j)	The Collateral Agent shall have received evidence reasonably satisfactory to it of the permanent reduction to an aggregate commitment to make revolving loans of $30,000,000 under the Foothill Loan Agreement and the termination of all commitments in excess of $30,000,000 in the aggregate to make revolving loans to the Borrower under the Foothill Loan Agreement.

5.	Covenant. The Borrower hereby covenants and agrees that within 30 days of the date first set forth above, each Loan Party shall deliver to the Collateral Agent duly adopted resolutions of such Loan Party, certified by an authorized officer thereof, ratifying the execution, delivery and performance by such Loan Party of this Amendment, and the performance of the Financing Agreement, as amended.

6.	Intentionally Omitted.

7.	No Other Amendments or Waivers; Release.

(a) No Other Amendments or Waivers. This Amendment, and the terms and provisions hereof, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede any and all prior or contemporaneous amendments relating to the subject matter hereof. Except for the amendments to the Financing Agreement expressly set forth in Section 1 hereof, the Financing Agreement and other Loan Documents shall remain unchanged and in full force and effect. To the extent any terms or provisions of this Amendment conflict with those of the Financing Agreement or other Loan Documents, the terms and provisions of this Amendment shall control. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of or as an amendment of, any right, power, or remedy of the Agents or the Lenders under the Financing Agreement or any of the other Loan Documents as in effect prior to the date hereof, nor constitute a waiver of any provision of the Financing Agreement or any of the other Loan Documents. The agreements set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance under the Financing Agreement, and shall not operate as a consent to any further or other matter, under the Loan Documents. Each Loan Party acknowledges and expressly agrees that the Agents and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Financing Agreement and the other Loan Documents. No Loan Party has any knowledge of any challenge to any Agent’s or any Lender’s claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

(b) Release by the Loan Parties. Effective on the date hereof, each Loan Party hereby waives, releases, remises and forever discharges each Agent and each Lender, each of their respective Affiliates and Related Funds, and each of the officers, directors, employees, and agents of each Lender, each Agent and their respective Affiliates and Related Funds (collectively, the “Releasees”), from any and all claims, suits, investigations, proceedings, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which each Loan Party ever had from the beginning of the world, or now has against any such Releasee which relates, directly or indirectly to the Financing Agreement, any other Loan Document, or to any acts or omissions of any such Releasee, except for the duties and obligations set forth in this Amendment or the other Loan Documents. As to each and every claim released hereunder, each Loan Party hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As to each and every claim released hereunder, each Loan Party also waives the benefit of each other similar provision of applicable federal or state law (including without limitation the laws of the State of New York), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

8.	Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a) (i) the representations and warranties contained in the Financing Agreement and in each other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such date as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (ii) no Loan Party is contemplating either the filing of a petition by it under any state, federal or foreign bankruptcy or insolvency laws or the liquidation of all or a major portion of such Loan Party’s assets or property, and no Loan Party has any knowledge of any Person contemplating the filing of any such petition against it;

(b) the execution, delivery, and performance of this Amendment (i) are within such Loan Party’s corporate powers, (ii) have been duly authorized by all necessary action, and (iii) do not contravene its charter or by-laws or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties;

(c) this Amendment constitutes such Loan Party’s legal, valid, and binding obligation, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws;

(d) this Amendment has been duly executed and delivered by such Loan Party;

(e) no Default or Event of Default has occurred and is continuing; and

(f) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Loan Party.

9.	Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by facsimile or by other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or by other electronic method of transmission also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

10.	Governing Law. This Amendment shall be deemed to be made pursuant to the laws of the State of New York with respect to agreements made and to be performed wholly in the State of New York, and shall be construed, interpreted, performed and enforced in accordance therewith.

11.	Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes.

12.	Reaffirmation of Loan Documents. By executing this Amendment, each Loan Party hereby restates, ratifies and reaffirms each and every term and condition set forth in the Financing Agreement and the other Loan Documents to which it is a party, and ratifies and regrants all liens and security interests granted by such Loan Party to secure the Obligations arising under the Financing Agreement, effective as of the date hereof. By executing this Amendment, each Loan Party that is a Guarantor hereby expressly consents to the entry by Borrower into this Amendment and hereby ratifies its guarantee of Borrower’s Obligations under the Financing Agreement. By executing this Amendment, each Loan Party hereby acknowledges, consents and agrees that all of its obligations and liabilities under the Financing Agreement (as amended hereby) and the other Loan Documents remain in full force and effect, and that the execution and delivery of this Amendment and any and all documents executed in connection therewith shall not alter, amend, reduce or modify its obligations and liability under the Financing Agreement (as amended hereby) or any of the other Loan Documents to which it is a party.

13.	Miscellaneous.

(a) Upon the effectiveness of this Amendment, each reference in the Financing Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Financing Agreement shall mean and refer to the Financing Agreement as amended by this Amendment.

(b) Upon the effectiveness of this Amendment, each reference in the Loan Documents to the “Financing Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Financing Agreement shall mean and refer to the Financing Agreement as amended by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWER:	METALICO, INC., a Delaware corporation

By:

	Name: Title:	Eric W. Finlayson Senior Vice President and Chief Financial Officer
By:

	Name:	Michael J. Drury

Title:Executive Vice President
GUARANTORS:	METALICO-COLLEGE GROVE, INC., a Tennessee corporation

TRANZACT CORPORATION, a Delaware corporation
METALICO-GRANITE CITY, INC., an Illinois corporation
WEST COAST SHOT, INC., a Nevada corporation
METALICO ROCHESTER, INC., a New York corporation
METALICO BUFFALO, INC., a New York corporation
SANTA ROSA LEAD PRODUCTS, INC., a California corporation
GULF COAST RECYCLING, INC., a Florida corporation
METALICO ALUMINUM RECOVERY, INC., a New York corporation
METALICO TRANSFER, INC., a New York corporation
METALICO TRANSFER REALTY, INC., a New York corporation
METALICO TRANSPORT, INC., a New York corporation
MAYCO INDUSTRIES, INC., an Alabama corporation
METALICO NILES, INC., an Ohio corporation
METALICO NIAGARA, INC., a New York corporation
METALICO AKRON INC., an Ohio corporation
METALICO AKRON REALTY, INC., an Ohio corporation
METALICO SYRACUSE, INC., a New York corporation
GENERAL SMELTING & REFINING, INC., a Tennessee corporation

By:
Name: Eric W. Finlayson
Title: Authorized Representative

By:
Name: Michael J. Drury
Title: Authorized Representative

METALICO ALABAMA REALTY, INC., an Alabama corporation

METALICO SYRACUSE REALTY, INC., a New York corporation
RIVER HILLS BY THE RIVER, INC., a Florida corporation
ELIZABETH HAZEL LLC, an Ohio limited liability company
MELINDA HAZEL LLC, an Ohio limited liability company
TOTALCAT GROUP, INC., a Delaware corporation
FEDERAL AUTOCAT RECYCLING, L.L.C., a New Jersey limited liability company
HYPERCAT COATING LIMITED LIABILITY COMPANY, a New Jersey limited liability company
HYPERCAT DMG, L.L.C., a New Jersey limited liability company
AMERICAN CATCON, INC., a Texas corporation
METALICO GULFPORT REALTY, INC., a Mississippi corporation
METALICO PITTSBURGH, INC., a Pennsylvania corporation
METALICO NEVILLE REALTY, INC., a Pennsylvania corporation
METALICO COLLIERS REALTY, INC., a West Virginia corporation

By:

Name: Title:	Eric W. Finlayson Authorized Representative
By:

Name: Title:	Michael J. Drury Authorized Representative

AGENTS AND LENDERS:	ABLECO FINANCE LLC, as Collateral Agent, Administrative Agent and, on its behalf and on behalf of its affiliate assigns, as a Lender
By:

Name:

Title:

BRIDGE HEALTHCARE FINANCE, LLC, on its behalf and on behalf of its affiliate assigns, as a Lender

By:
Name: Kim Gordon
Title: Executive Vice President and Chief Credit
Officer

Notice Address:

233 S. Wacker Drive, Suite 5350

Chicago, Il 60606

Attention:

Marc Arndt

Telephone: 312-334-4468

Facsimile: 312-334-4450